Exhibit 10.39

ELECTION OF TAX WITHHOLDING FOR SERVICE-BASED AND

PERFORMANCE-BASED AWARDS

As a Participant in the Pepco Holdings, Inc. Long-Term Incentive Plan (the “Plan”), I was granted Service-Based Restricted Stock Awards and Performance-Based Awards in January 2010 for the performance cycle 2010 to 2012. I understand that minimum statutory withholdings for certain federal, state, local or other taxes are required for Awards which I have been granted under the Plan, which in the case of Performance-Based Awards will be determined after the Board of Directors has determined if, and to what extent, the goals of the Plan have been met. I elect to use the following method to meet the minimum statutory withholding requirements (please check one of the boxes below).

☐	I hereby elect that the Company retain from the settlement of Awards which I have been granted under the Plan, that number of shares of Stock having a Fair Market Value equal to the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting.

☐	I will satisfy the minimum statutory requirement for taxes due by the payment of cash immediately upon notification by the Company of the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting.

☐	I will satisfy the minimum statutory requirement for taxes due by delivery to the Company, immediately upon its notification to me, of the number of shares of Stock I own (other than the shares I receive under the Award) having a Fair Market Value equal to the minimum statutory requirement for federal, state and local withholding and other taxes due upon vesting.

Capitalized terms used herein, which are not defined herein, have the meanings given in the Plan.

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